Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48318, 333-48326 and 333-57926) pertaining to the 2000 Employee Stock Purchase Plan, 2000 Omnibus Equity Incentive Plan, and 1997 Stock Option Plan of Docent, Inc. and the Registration Statement (Form S-3 No. 333-85494) of Docent, Inc. and in the related Prospectus of our report dated January 23, 2003 (except Note 17, as to which the date is January 28, 2003), with respect to the consolidated financial statements of Docent, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/     ERNST & YOUNG LLP

San Jose, California

March 20, 2003